SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
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COGNEX CORPORATION
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COGNEX CORPORATION

NOTICE OF SPECIAL MEETING IN LIEU OF
THE 2008 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 17, 2008

To the Shareholders:

A Special Meeting of the Shareholders of COGNEX CORPORATION in lieu of the 2008 Annual Meeting of Shareholders will be held on Thursday, April 17, 2008, at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts, for the following purposes:

1.	To elect three Directors, each to serve for a term of three years, all as more fully described in the proxy statement for the meeting.

2.	To consider and act upon any other business which may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on February 22, 2008, as the record date for the meeting. All shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

The proxy statement for the meeting includes a description of certain amendments to the by-laws of Cognex Corporation that were adopted by the Board of Directors. See the section titled “Additional Information — Notice of Amendments to By-Laws” for further information.

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY COMPLETING AND RETURNING A PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

Anthony J. Medaglia, Jr., Secretary

Natick, Massachusetts
March 5, 2008

Important

Please note that due to security procedures, you will be required to show a form of picture identification to gain access to the offices of Goodwin Procter LLP. Please contact the Cognex Department of Investor Relations at (508) 650-3000 if you plan to attend the meeting.

PROXY STATEMENT

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Cognex Corporation for use at the Special Meeting in Lieu of the 2008 Annual Meeting of Shareholders to be held on Thursday, April 17, 2008, at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts, and at any adjournments or postponements of that meeting. This proxy statement is first being made available to our shareholders on or about March 5, 2008.

Cognex’s principal executive offices are located at One Vision Drive, Natick, Massachusetts 01760, and our telephone number is (508) 650-3000.

VOTING PROCEDURES

Voting and Quorum

The holders of a majority in interest of our common stock outstanding on the record date for the meeting are required to be present in person or be represented by proxy at the meeting in order to constitute a quorum for the transaction of business. The election of a nominee for Director will be decided by a plurality of the votes cast. Votes may be cast for or withheld from each nominee. We will count both abstentions and broker “non-votes” as present for the purpose of determining the existence of a quorum for the transaction of business. However, for the purpose of determining the number of shares voting on a particular proposal, we will not count abstentions and broker “non-votes” as votes cast or shares voting. A broker “non-vote” refers to shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter.

Record Date and Voting Securities

Only shareholders of record at the close of business on February 22, 2008 are entitled to receive notice of and to vote at the meeting. We refer to this date as the “record date” for the meeting. As of the close of business on the record date, there were 43,234,625 shares of our common stock outstanding and entitled to vote. Each outstanding share of our common stock entitles the record holder to one vote.

Proxies

Our Board of Directors requests that you submit the proxy card accompanying this proxy statement for use at the meeting. Please complete, date, sign and submit the proxy card as instructed. In addition, you may vote your shares by telephone or via the Internet by following the instructions included on the proxy card. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Time, on April 16, 2008.

Our Board recommends an affirmative vote on all proposals specified in the notice for the meeting. Proxies will be voted as specified. If your proxy is properly submitted, it will be voted in the manner that you direct. If you do not specify instructions with respect to any particular matter to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations.

You may revoke your proxy at any time before your proxy is voted at the meeting by:

•	giving written notice of revocation of your proxy to the Secretary of Cognex;

•	completing and submitting a new proxy card relating to the same shares and bearing a later date;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven Directors. Our Board of Directors is divided into three classes, with one class being elected each year for a term of three years. We are proposing that Patrick A. Alias, Jerald G. Fishman and Theodor Krantz, whose terms expire at this meeting, be elected to serve terms of three years and in each case until their successors are duly elected and qualified or until they sooner die, resign or are removed.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF PATRICK A. ALIAS, JERALD G. FISHMAN AND THEODOR KRANTZ.

The persons named in the accompanying proxy will vote, unless authority is withheld, “FOR” the election of the nominees named above. Our Board of Directors anticipates that each of the nominees, if elected, will serve as a Director. If any nominee is unable to accept election, the persons named in the accompanying proxy will vote for such substitute as our Board of Directors may recommend. Should our Board not recommend a substitute for any nominee, then the proxy will be voted for the election of the remaining nominees. There are no family relationships between any Director and executive officer of Cognex or its subsidiaries.

Information Regarding Directors

Set forth below is certain information furnished to us by the Director nominees and by each of the incumbent Directors whose terms will continue after the meeting. Our Board of Directors has determined that all of the Director nominees and incumbent Directors listed below are “independent” as such term is defined in the applicable listing standards of The NASDAQ Stock Market LLC (Nasdaq), except for Robert J. Shillman, who is our President and Chief Executive Officer, and Mr. Alias, who was an executive officer of Cognex within the past three years and continues to be an employee. Mr. Fishman currently serves in the role of Lead Independent Director, which includes chairing the executive sessions of the independent Directors. Our independent Directors regularly meet in executive sessions outside the presence of management.

		Year First
		Elected a	Position With Cognex or Principal
Name	Age	Director	Occupation During the Past Five Years

Nominated for a term ending in 2011:
Patrick A. Alias	62	2001	Since April 2005, Senior Vice President of Cognex. From 1991 through April 2005, Executive Vice President of Cognex. Prior to joining Cognex, Mr. Alias spent over 20 years in various high technology management positions in Europe, Japan and the United States. He holds Master’s Degrees in Electronics, Mathematics, and Economics from IEP in Europe, and is a graduate of the Advanced Management Program of the Harvard Business School.

		Year First
		Elected a	Position With Cognex or Principal
Name	Age	Director	Occupation During the Past Five Years

Jerald G. Fishman	62	1998	Since 1971, held various management positions at Analog Devices, Inc., and has been since 1996, President and Chief Executive Officer of Analog Devices, Inc. Mr. Fishman also serves as a member of the Boards of Directors of Analog Devices, Inc. and Xilinx, Inc.
Theodor Krantz	65	2007	Since 1999, President of Airmar Technology Inc. From 1984 to 1999, he served as President, and later Chief Executive Officer, of Velcro Industries. Mr. Krantz also serves as a member of the Board of Directors of Hitchiner Manufacturing Company and Control Air, Inc. Mr. Krantz holds a B.A. from Princeton University, and an M.B.A. from Harvard University.
Serving a term ending in 2010:
Robert J. Shillman	61	1981	Since 1981, Chief Executive Officer and Chairman of the Board of Directors of Cognex. President of Cognex from 1981 through August 2004, and from April 2007.
Anthony Sun	55	1982	Since 1980, a general partner, and since 1997, a managing general partner, of Venrock Associates, a venture capital partnership. Mr. Sun also serves as a member of the Board of Directors of several private companies.
Serving a term ending in 2009:
Edward J. Smith	59	2007	Since 2001, President of Barnegat Bay Capital, a consulting and independent investment banking firm. From 1992 to 2001, Managing Director in the Technology Investment Banking Group at Prudential Securities. Prior to 1992, Mr. Smith spent 20 years as an investment banker, focusing primarily on technology companies. Mr. Smith also serves as a member of the Board of Directors and Chairman of the Audit Committee at ATS Corporation. In 2006 and 2007, he was a lecturer at Yale University where he taught a course called “The Corporate Board of Directors.” He holds a B.A. from Yale University, and an M.B.A. from Harvard Business School.
Reuben Wasserman	78	1990	Since 1985, an independent business consultant serving high technology corporations and venture capital firms, and serving on numerous boards. Prior to 1985, he was Vice President of Strategic Planning for Gould Electronics, Inc. Mr. Wasserman also serves as a member of the Board of Overseers of Lahey Clinic.

Director Attendance

During 2007, there were thirteen meetings of our Board of Directors. All of the Directors during their tenure on the Board attended at least 75% of the aggregate of the total number of meetings of our Board of Directors held in 2007, and the total number of meetings held by committees of the Board on which they served during 2007. Our Directors are strongly encouraged to attend the annual meeting of shareholders or the special meeting in lieu of the annual meeting; however, we do not have a formal policy with respect to attendance at that meeting. All of our Directors attended the Special Meeting in lieu of the 2007 Annual Meeting of Shareholders held on April 18, 2007.

Compensation of Directors

The following table sets forth the compensation earned by or awarded to each Director who served on our Board of Directors in 2007, other than Dr. Shillman. Details of Dr. Shillman’s compensation are set forth on page 15 in the Summary Compensation Table.

Director Compensation Table — 2007

	Fees Earned
	or Paid in	Option	All Other	Total
Name	Cash	Awards (1)(2)(3)	Compensation (4)	Compensation

Patrick A. Alias	$0	$60,959	$101,596	$162,555
Jerald G. Fishman	$32,500	$67,044	$0	$99,544
Theodor Krantz(6)	$33,000	$49,547	$4,000	$86,547
Edward J. Smith(6)	$30,500	$49,547	$4,000	$84,047
Anthony Sun	$19,500	$67,044	$17,934	$104,478
Reuben Wasserman	$41,500	$67,044	(5)	$118,544

(1)	Represents the amount recognized by Cognex as an expense in 2007 for financial reporting purposes pursuant to FAS 123R with respect to options, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Amounts include awards granted in and prior to 2007. The methodology and assumptions used to calculate the cost of each Director’s outstanding option grants for 2007 are described in Note 13, “Stock-Based Compensation” appearing on page 56 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. No stock option grants to the Directors listed above were forfeited in 2007.

(2)	Each Director, other than Mr. Krantz, Mr. Smith and Dr. Shillman, was granted options to purchase 7,500 shares of our common stock at an exercise price of $21.66 per share on January 29, 2007. These options have a ten-year term and vest in four equal annual installments commencing on January 29, 2008. The grant date fair value of the options granted to each of these Directors is $63,244. Mr. Krantz and Mr. Smith were each granted options to purchase 20,000 shares of our common stock at an exercise price of $23.22 per share on May 30, 2007, in conjunction with joining the Board. These options have a ten-year term and vest in four equal annual installments commencing on May 30, 2008. The grant date fair value of the options granted to each of Messrs. Krantz and Smith is $168,650. The methodology and assumptions used to calculate these values are described in Note 13, “Stock-Based Compensation” appearing on page 56 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(3)	Each Director other than Dr. Shillman had the following unexercised options outstanding at December 31, 2007: Mr. Alias, options to purchase 82,433 shares; Mr. Fishman, options to purchase 69,000 shares; Mr. Krantz, options to purchase 20,000 shares; Mr. Smith, options to purchase 20,000 shares; Mr. Sun, options to purchase 90,000 shares; and Mr. Wasserman, options to purchase 55,000 shares.

(4)	Amounts listed in this column include:

•	salary of $90,346 and a bonus under our annual bonus program of $11,250, both of which were earned by Mr. Alias during 2007 in his capacity as a non-executive employee of Cognex;

•	fees of $4,000 earned by each of Messrs. Krantz and Smith for attendance at a meeting prior to their appointment to our Board of Directors; and

•	payments of $17,934 for travel, lodging and entertainment made by Cognex for Mr. Sun related to his 10-year and 20-year Perseverance Awards, which all employees and Directors are eligible to receive.

(5)	Mr. Wasserman elected to forgo his 15-year Perseverance Award and, as requested by him, we donated $10,000 to a public charity. Although this amount was donated, it is included in the amount shown in the “Total Compensation” column.

(6)	Mr. Krantz and Mr. Smith were each appointed to our Board of Directors on May 30, 2007.

Cognex paid each Director (other than Dr. Shillman and Mr. Alias) an annual fee for his services on our Board of Directors and its committees, plus additional amounts for each meeting attended. Each Director received cash compensation in the amount of $7,500 for 2007, plus an additional $4,000 for each meeting attended in person on or before April 18, 2007, and an additional $4,500 for each meeting attended in person after April 18, 2007. Each Director received $500 for each meeting attended via telephone. Each Director who served on the Compensation/Stock Option Committee of our Board of Directors in 2007 received an annual fee of $2,000, plus an additional $500 for each meeting attended on a day other than that of a Board meeting. Each Director who served on the Audit Committee of our Board of Directors in 2007 received an annual fee of $4,000 if the first Audit Committee meeting he participated in was on or before April 18, 2007, and $4,500 if his first meeting was after April 18, 2007. The Chairman of the Audit Committee received an additional fee of $3,000 for the year. Each Audit Committee member received an additional $500 for each telephonic meeting attended to discuss our financial results and related topics, and $1,500 for each meeting attended in person. Each Director who served on the Nominating Committee received an annual fee of $500. And, each Director who served on a special committee of our Board of Directors received $1,500 for each meeting attended. All of the Directors (other than Dr. Shillman) also receive an annual option grant.

Dr. Shillman, who is our President and Chief Executive Officer, receives no additional compensation to serve on our Board of Directors, and Mr. Alias, who is an employee of Cognex, receives an annual option grant, but no additional cash compensation to serve as a Director.

Communications to Directors

Shareholders who wish to communicate with our Board of Directors or with a particular Director may send a letter to the Secretary of Cognex Corporation at One Vision Drive, Natick, Massachusetts 01760. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter should clearly state whether the intended recipients are all members of our Board or certain specified individual Directors. The Secretary will make copies of all such letters and circulate them to the appropriate Director or Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

Compensation/Stock Option Committee

Our Board of Directors has a Compensation/Stock Option Committee whose members are Reuben Wasserman and Jerald G. Fishman, Chairman. Each member of the Compensation/Stock Option Committee is “independent” as such term is defined in the applicable listing standards of Nasdaq. The Compensation/Stock Option Committee has

a written charter, which is available on our website at www.cognex.com under “Company Information — Investor Information — Corporate Governance.”

In accordance with its written charter, the Compensation/Stock Option Committee:

•	discharges the Board’s responsibilities relating to compensation of Cognex’s executives, including the determination of the compensation of our Chief Executive Officer and other executive officers;

•	oversees our overall compensation structure, policies and programs;

•	administers our stock option and other equity-based plans;

•	reviews and makes recommendations to the Board regarding the compensation of our Directors; and

•	is responsible for producing the annual report included in this proxy statement.

Our Chief Executive Officer, other Cognex executives, and the Cognex Human Resources department support the Compensation/Stock Option Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding Cognex’s compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation/Stock Option Committee on an annual basis regarding salary increases, potential bonuses, and stock option grants for each of our other executive officers. Our Chief Executive Officer also has been delegated the authority to approve stock option grants of less than 20,000 shares to non-executive employees of Cognex.

The Compensation/Stock Option Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation/Stock Option Committee typically does not retain compensation consultants, but may utilize independent third-party benchmarking surveys acquired by Cognex.

The agenda for meetings of the Compensation/Stock Option Committee is determined by its Chairman in consultation with the other members of the Committee and management. Committee meetings are regularly attended by the Chief Executive Officer, except when his compensation is being discussed, and may also include other executives at the invitation of the Committee. At each meeting, the Compensation/Stock Option Committee also meets in executive session. The Compensation/Stock Option Committee met four times in 2007.

The Chairman reports the actions and determinations of the Compensation/Stock Option Committee to the full Board on a regular basis. The full Board determines the compensation of our Directors, after considering any recommendations of the Compensation/Stock Option Committee.

The “Compensation Discussion and Analysis” section of this proxy statement provides further information regarding the processes and procedures of the Compensation/Stock Option Committee for establishing and overseeing our executive compensation programs.

Audit Committee

Our Board of Directors also has an Audit Committee whose current members are Edward J. Smith, Reuben Wasserman and Theodor Krantz, Chairman. Prior to the appointment of Messrs. Krantz and Smith to the Board in May 2007, the Audit Committee consisted of Mr. Wasserman and Jerald G. Fishman. Each Director who served on the Audit Committee during 2007 is “independent” as such term is defined in the applicable listing standards of Nasdaq and rules of the SEC. The Board of Directors has also determined that Theodor Krantz qualifies as an “audit committee financial expert” under the rules of the SEC.

For 2007, among other functions, the Audit Committee reviewed with our independent registered public accounting firm the scope of the audit for the year, the results of the audit when completed and the independent registered public accounting firm’s fees for services performed. The Audit Committee also appointed the independent registered public accounting firm and reviewed with management various matters related to our internal controls. The Audit Committee has a written charter, which is available on our website at www.cognex.com under “Company Information — Investor Information — Corporate Governance.” During 2007, the Audit Committee held fourteen meetings.

Nominating Committee

Our Board of Directors has a Nominating Committee whose current members are Jerald G. Fishman and Edward J. Smith, Chairman. Prior to the appointment of Mr. Smith to the Board in May 2007, the Nominating Committee consisted of Mr. Fishman and Reuben Wasserman. Each Director who served on the Nominating Committee during 2007 is “independent” as such term is defined in the applicable listing standards of Nasdaq. The Nominating Committee is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board nominees for election at each annual meeting of shareholders and when vacancies in the Board occur for any reason. The Nominating Committee has a written charter, which is available on our website at www.cognex.com under “Company Information — Investor Information — Corporate Governance.” During 2007, there were two meetings of the Nominating Committee.

When considering a potential candidate for membership on our Board of Directors, the Nominating Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other Directors, in collectively serving the long-term interests of the shareholders. In addition to the minimum qualifications set forth for each nominee above, when considering potential candidates for our Board of Directors, the Nominating Committee seeks to ensure that the Board of Directors is comprised of a majority of independent Directors and that the committees of the Board are comprised entirely of independent Directors. The Nominating Committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in the industry or markets in which Cognex operates and whether such candidate, if elected, would assist in achieving a mix of Directors that represents a diversity of background and experience. In practice, the Nominating Committee generally will evaluate and consider all candidates recommended by our Directors, officers and shareholders. The Nominating Committee intends to consider shareholder recommendations for Directors using the same criteria as potential nominees recommended by the members of the Nominating Committee or others. The Nominating Committee did not receive any shareholder nominees for election as Director with respect to the meeting.

On May 30, 2007, upon the recommendation of the Nominating Committee, Mr. Smith and Theodor Krantz were appointed to our Board of Directors. Mr. Smith was initially recommended to the Nominating Committee for election to the Board by Dr. Shillman. Mr. Krantz was initially recommended to the Nominating Committee for election to the Board by William A. Krivsky, who served as a Director of Cognex and the Chairman of the Audit Committee until his death in December 2006. In February 2008, the Nominating Committee met and recommended the Director nominees for election at the meeting.

Shareholders who wish to submit Director candidates for consideration as nominees for election at our 2009 Annual Meeting of Shareholders should send such recommendations to the Secretary of Cognex Corporation at our executive offices on or before November 5, 2008. These recommendations must include:

•	the name and address of record of the shareholder;

•	a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, or the Exchange Act;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed Director candidate;

•	a description of the qualifications of the proposed Director candidate which addresses the minimum qualifications described above;

•	a description of all arrangements or understandings between the shareholder and the proposed Director candidate; and

•	the consent of the proposed Director candidate to be named in the proxy statement and to serve as a Director if elected at such meeting.

Shareholders must also submit any other information regarding the proposed Director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information under “Additional Information — Deadlines for Submission of Shareholder Proposals.”

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows as of February 22, 2008, any person who is known by us to be the beneficial owner of more than five percent of our common stock. For purposes of this proxy statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise has or shares the power to vote such security or to dispose of such security.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class(1)

Royce & Associates, LLC	5,573,787	(2)	12.9%
1414 Avenue of the Americas New York, NY 10019
Robert J. Shillman	3,997,581	(3)	9.1%
Cognex Corporation One Vision Drive Natick, MA 01760
TimesSquare Capital Management, LLC	3,058,838	(4)	7.1%
1177 Avenue of the Americas New York, NY 10036
Morgan Stanley	2,733,439	(5)	6.3%
1585 Broadway New York, NY 10036
OppenheimerFunds, Inc.	2,307,530	(6)	5.3%
Two World Financial Center 225 Liberty Street New York, NY 10281

(1)	Percentages are calculated on the basis of 43,234,625 shares of our common stock outstanding as of February 22, 2008. The total number of shares outstanding used in this calculation also assumes that the currently exercisable options or options which become exercisable within 60 days of February 22, 2008 held by the specified person are exercised but does not include the number of shares of our common stock underlying options held by any other person.

(2)	Information regarding Royce & Associates, LLC is based solely upon a Schedule 13G filed by Royce & Associates with the SEC on January 28, 2008, which indicates that Royce & Associates held sole voting and dispositive power over 5,573,787 shares.

(3)	Except as noted below, Dr. Shillman held sole voting and dispositive power over the shares listed. Includes 455,975 shares which Dr. Shillman has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of February 22, 2008. Also includes 700 shares held by Dr. Shillman’s wife, and an aggregate of 7,000 shares held by Dr. Shillman’s children, which Dr. Shillman may be deemed to beneficially own, but as to which he disclaims beneficial ownership.

(4)	Information regarding TimesSquare Capital Management, LLC is based solely upon a Schedule 13G filed by TimesSquare with the SEC on February 4, 2008, which indicates that TimesSquare held sole voting power over 2,757,338 shares and sole dispositive power over 3,058,838 shares.

(5)	Information regarding Morgan Stanley is based solely upon a Schedule 13G filed by Morgan Stanley with the SEC on February 14, 2008, which indicates that Morgan Stanley held sole voting power over 2,654,960 shares, shared voting power over 334 shares and sole dispositive power over 2,733,439 shares.

(6)	Information regarding OppenheimerFunds, Inc. is based solely upon a Schedule 13G filed by OppenheimerFunds with the SEC on February 4, 2008, which indicates that OppenheimerFunds held shared voting and dispositive power over 2,307,530 shares.

Security Ownership of Directors and Executive Officers

The following information is furnished as of February 22, 2008, with respect to our common stock beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by each of our Directors, each Director nominee, each of the “named executive officers” (as described below) and by all of our Directors and executive officers as a group. Unless otherwise indicated, the individuals named held sole voting and investment power over the shares listed below. The address for each individual is c/o Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

	Amount and
	Nature of
	Beneficial		Percent
Name	Ownership(1)		of Class(2)

Robert J. Shillman	3,997,581	(3)	9.1%
Richard A. Morin	228,737		*
Anthony Sun	221,038		*
Eric A. Ceyrolle	131,403		*
Patrick A. Alias	75,112		*
Jerald G. Fishman	49,750		*
Reuben Wasserman	43,750		*
Edward J. Smith	2,000		*
Theodor Krantz	0		*
All Directors and Executive Officers as a group (9 persons)	4,749,371	(4)	10.7%

*	Less than 1%

(1)	Includes the following shares which the specified individual has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of February 22, 2008: Dr. Shillman, 455,975 shares;

Mr. Morin, 225,750 shares; Mr. Sun, 78,750 shares; Mr. Ceyrolle, 131,403 shares; Mr. Alias, 71,183 shares; Mr. Fishman, 49,750 shares; and Mr. Wasserman, 43,750 shares.

(2)	Percentages are calculated on the basis of 43,234,625 shares of our common stock outstanding as of February 22, 2008. The total number of shares outstanding used in this calculation also assumes that the currently exercisable options or options which become exercisable within 60 days of February 22, 2008 held by the specified person are exercised but does not include the number of shares of our common stock underlying options held by any other person.

(3)	See Footnote (3) under “Security Ownership of Certain Beneficial Owners.”

(4)	Includes 1,056,561 shares which certain Directors and executive officers have the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of February 22, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Cognex’s approach to compensation and performance management is to provide a competitive total compensation package with periodic reviews to encourage ongoing high-quality performance. We strive to hire, retain and promote talented individuals based on their achievements, to reward employees based on their overall contribution to the success of our company, and to motivate employees to continue increasing shareholder value. In addition to salary, total compensation may include overtime pay, commissions, stock options and potential bonuses depending on the employee’s job and level within the organization. Total compensation also includes benefits consistent with our “Work Hard, Play Hard” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards, which are given annually to our top performers, and Perseverance Awards, which reward employee longevity, commitment, and loyalty.

The Compensation/Stock Option Committee of our Board of Directors oversees the compensation program for all Cognex employees. The compensation program for all exempt employees, which includes our named executive officers, utilizes a combination of base salaries, annual bonuses and stock option awards. For employees at vice president level and above, which includes our named executive officers, our philosophy is to pay a base salary that is in the mid-range of benchmarks from the Radford Executive Compensation Report, which is an independent third-party survey of compensation practices by companies in the high-technology industry; to establish a potential annual bonus that is market competitive; and to grant stock options in a manner that aligns employee interests with those of our shareholders. The Compensation/Stock Option Committee uses its judgment and experience in determining the mix of compensation. The Compensation/Stock Option Committee views salary and bonuses as short-term compensation to reward employees for meeting individual and company performance objectives, and stock option awards as a reward for increasing shareholder value and improving corporate performance over the long-term. The Compensation/Stock Option Committee also believes that the stock option program promotes the retention of talented employees.

Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Cognex’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

In its deliberations of compensation for our named executive officers, the Compensation/Stock Option Committee considers the following:

•	the levels of responsibility associated with each executive’s position;

•	the past performance of the individual executive;

•	the extent to which any individual, departmental or company-wide goals have been met;

•	the overall competitive environment and the level of compensation necessary to attract and retain talented and motivated individuals in key positions; and

•	the recommendations of our Chief Executive Officer with respect to the salary increases, potential bonuses and stock option grants for the executive officers other than himself.

The Compensation/Stock Option Committee also considers ways to maximize deductibility of executive compensation under U.S. tax laws, while retaining the discretion of the Compensation/Stock Option Committee as is appropriate to compensate executive officers at levels commensurate with their responsibilities and achievements.

Neither Cognex nor the Compensation/Stock Option Committee typically uses compensation consultants other than independent third-party benchmarking surveys of annual compensation paid by companies in the high-technology industry, such as the Radford Executive Compensation Report described above.

Base Salaries

In determining the base salaries paid to our named executive officers for the fiscal year ended December 31, 2007, the Compensation/Stock Option Committee considered, in particular, their levels of responsibility, salary increases awarded in the past, and the executive’s experience and potential. The annual salary increase awarded to each of our named executive officers for fiscal year 2007 was made based on the following criteria:

•	the Radford Executive Compensation Report’s benchmarking survey of annual compensation paid by companies in the high-technology industry that have between $250 million and $500 million of annual revenue, with our named executive officers’ salaries targeted to be at approximately the 50th percentile of their position;

•	the past performance of the individual employee; and

•	an average, company-wide merit increase approved by the Board of Directors in the fourth quarter of fiscal year 2006 in conjunction with its approval of our annual budget for fiscal year 2007. On average, the aggregate salary increase for all employees, including those given to the named executive officers, must be equal to or less than the company-wide merit increase approved in the budget.

The annual salary increase for each of our named executive officers, as well as the salary increase for all Cognex employees at director level and above, was individually approved by the Compensation/Stock Option Committee and took effect on July 1, 2007. Dr. Shillman elected to forgo his base compensation of $350,000 for 2007, and, as requested by him, we donated this amount to a public charity.

Annual Bonuses

The Compensation/Stock Option Committee views annual bonuses as a way to reward employees for meeting performance objectives. All Cognex employees are eligible to participate in the bonus program except for those employees on a sales commission plan. The Compensation/Stock Option Committee approves the annual bonus plan in conjunction with our Board of Directors’ approval of Cognex’s annual budget, which typically takes place at the end of the prior fiscal year. In order for any employee to be eligible for an annual bonus, Cognex must first achieve financial goals set forth in the annual budget related to our operating income as a percentage of revenue (we refer to this metric as “operating margin”). Operating margin was determined to be an appropriate metric because the Compensation/Stock Option Committee believes employee performance is integral in achieving desired levels of company profitability. For 2007, these goals were for operating income (excluding stock option expense) to be in the range of 20% to 30% of revenue, which was consistent with our long-term financial model. Operating income excluding stock option expense is a non-GAAP financial measure that is equal to operating income as reported under GAAP plus stock option expense as reported under GAAP.

The Compensation/Stock Option Committee establishes a minimum level of operating margin, which must be achieved for any cash bonus to be paid to an employee. Once the minimum threshold has been achieved, each employee’s eligible bonus is calculated as follows:

•	if the operating margin is above the minimum threshold but below the operating margin target in the annual budget, each employee is eligible to receive a pro-rata portion of his or her target bonus;

•	if the operating margin is equal to the operating margin set forth in the annual budget, each employee is eligible to receive 100% of his or her target bonus; and

•	if the operating margin is above the operating margin set forth in the annual budget, all exempt employees are eligible to receive an additional amount depending upon his or her grade level and up to a maximum level approved by the Compensation/Stock Option Committee.

The Compensation/Stock Option Committee approves the target bonus for each employee at director level and above, which includes our named executive officers, and the amount by which each individual can participate in any increase due to company performance in excess of the budget target. Once the operating margin criterion is met, the amount each employee at director level and above, which includes our named executive officers, receives depends upon the achievement of individual performance goals, which are established annually. For fiscal year 2007:

•	the target bonus for Robert J. Shillman, our President and Chief Executive Officer, was $210,000, with the opportunity to earn 0-300% of this amount based on the achievement of the specified performance goals;

•	the target bonus for Eric A. Ceyrolle, our Executive Vice President of Worldwide Sales and Marketing, MVSD, was $141,000, with the opportunity to earn 0-200% of this amount based on the achievement of the specified performance goals; and

•	the target bonus for Richard A. Morin, our Senior Vice President, Chief Financial Officer and Treasurer, was $105,000, with the opportunity to earn 0-200% of this amount based on the achievement of the specified performance goals.

For 2007, the minimum operating margin threshold, excluding stock option expense, was 20%; and the actual operating margin achieved, excluding stock option expense, was 17%. As the year progressed, the Compensation/Stock Option Committee realized that achievement of the minimum operating margin threshold was unlikely and, because of that, no employee would receive a bonus for 2007. To reward employees for the perseverance and enthusiasm they demonstrated during the year on new product development and other efforts that were considered important to achieving our long-term objectives, and to continue to motivate employees to work hard, in September 2007 the Compensation/Stock Option Committee approved the payment of up to 25% of each employee’s target annual bonus if our company met new operating margin targets in the third and fourth quarters of 2007. This new operating target, excluding stock option expense, was 18%. The actual operating margin, excluding stock option expense, in the third and fourth quarters of 2007 was 18% and 22%, respectively. As a result, each employee was eligible to receive up to 25% of the pro-rata portion of his or her target bonus (i.e. no employee had the opportunity to achieve more than 25% of his or her target bonus).

The annual bonuses for 2007 are listed in the Summary Compensation Table set forth on page 15 of this proxy statement. Mr. Morin received an additional cash bonus of $25,000 for 2007 related to extra duties he assumed during the year. Mr. Hoffmaster, our former President and Chief Operating Officer who resigned from Cognex effective March 27, 2007, did not receive an annual bonus for 2007 because he was not an employee of Cognex at the time his bonus would have been paid. Dr. Shillman elected to forgo his 2007 bonus, and, as requested by him, we donated this amount to a public charity.

Stock Option Awards

Cognex’s stock option program is intended to reward all of our exempt employees, which includes our named executive officers, for their efforts in building shareholder value and improving corporate performance over the long term. The Compensation/Stock Option Committee views salary increases and bonuses as short-term compensation and stock option awards as long-term compensation. The Compensation/Stock Option Committee also believes that the stock option program promotes the retention of talented employees. In determining the exercise price for all options granted in 2007, including options granted to our named executive officers, the Compensation/Stock Option Committee used the fair market value of our common stock on Nasdaq on the date of grant.

In determining the number of options to be granted to participating employees, including our named executive officers, the Compensation/Stock Option Committee selects an appropriate dilution target. For each year for the past several years, the Compensation/Stock Option Committee has reduced the dilution target by 25 basis points per year. In 2007, the targeted dilution was reduced to 2.75%, which resulted in a target stock option pool of approximately 1,200,000 shares on a net basis, an amount that was well below the number of options available for grant at the beginning of the fiscal year. The Compensation/Stock Option Committee then determine a target number of options to be granted to current employees in the form of annual grants and a target number for employees hired or promoted during the year.

Our Board of Directors has adopted a policy regarding the granting of stock options on certain fixed dates. The annual grants are predetermined to occur each year on the fourth Monday in January of such year. The options for employees hired or promoted during a month are granted on the last Monday of that month. If any such Monday falls within a designated quiet period, then the grants will instead be made on the first Monday following the completion of the quiet period. If Nasdaq is closed on the appropriate Monday as described above, then the grants will instead be made on the next day that Nasdaq is open for trading. The Compensation/Stock Option Committee retains the discretion to grant options at such other times as it may otherwise deem appropriate.

In general, the number of options granted to an individual employee is recommended by the applicable Vice President who supervises that employee and is approved by our Chief Executive Officer. Option grants to our named executive officers and any employee grants of 20,000 shares or more, however, must be approved by the Compensation/Stock Option Committee on an individual basis. In determining the number of options granted to our named executive officers in 2007, the Compensation/Stock Option Committee took into consideration options granted to each executive in previous years and the potential value which may be realized upon exercise of the options as a result of appreciation of our common stock during the option term. For instance, during 2006, Mr. Ceyrolle was granted a larger number of options with an extended vesting period in connection with his promotion during the year to Executive Vice President of Worldwide Sales and Marketing, MVSD. As a result, the Compensation/Stock Option Committee has determined that Mr. Ceyrolle is not eligible to participate in our annual option grants until fiscal year 2010. The options granted in 2007 to our named executive officers are consistent with the vesting schedules and expiration dates of the majority of the options granted to employees during the year.

In April 2007, the Compensation/Stock Option Committee approved amendments to the stock option agreements of our Directors (including Dr. Shillman) providing for the immediate vesting of all unvested options held by the Directors upon a “change of control” of Cognex, and all future option agreements with the Directors are expected to include a similar provision. The Compensation/Stock Option Committee also approved the acceleration of vesting of the unvested stock options of Mr. Ceyrolle and Mr. Morin if the following two conditions are met: (1) there is a change of control of Cognex; and (2) within 12 months following the change of control, such named executive officer’s employment is involuntarily terminated. The Compensation/Stock Option Committee believes that the primary purpose of stock option awards is to align employee interests with the interests of our shareholders, and to provide our employees, including our named executive officers, with incentives to increase shareholder value over time. Change of control transactions typically represent events where our shareholders are realizing the value of their equity interests in our company. We believe it is appropriate for our Directors and named executives officers to share in this realization of shareholder value, particularly where their employment or association with Cognex is terminated in connection with the change of control transaction.

Cognex does not have a stock ownership policy for the named executive officers or members of the Board of Directors.

Benefits

Total compensation also includes benefits consistent with our “Work Hard, Play Hard” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards and Perseverance Awards. Other benefits are available to all employees generally and include company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE

The Compensation/Stock Option Committee administers the compensation program for Cognex’s executive officers. The Compensation/Stock Option Committee is composed of Directors who qualify as “independent” under the applicable listing standards of Nasdaq.

The Compensation/Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and discussion, the Compensation/Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by all members of the Compensation/Stock Option Committee.

COMPENSATION/STOCK OPTION COMMITTEE

Jerald G. Fishman, Chairman
Reuben Wasserman

EXECUTIVE COMPENSATION

Summary Compensation Table — 2007

The following table sets forth the total compensation awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer, and our other two executive officers in fiscal years 2007 and 2006 (who we refer to collectively as the “named executive officers”).

					Non-Equity
					Incentive
				Option	Plan	All Other	Total
Name and Principal Position	Year	Salary(1)	Bonus(1)	Awards(2)	Compensation(1)	Compensation(3)	Compensation

Robert J. Shillman	2007	(4)	$0	$409,807	(4)	$9,078	$821,385	(4)
President and	2006	(4)	$0	$460,226	(4)	$8,004	$948,430	(4)
Chief Executive Officer
James F. Hoffmaster(5)	2007	$90,192	$0	$339,368	$0	$276,474	$706,034
Former President and	2006	$341,500	$0	$591,669	$111,600	$8,928	$1,053,697
Chief Operating Officer
Eric A. Ceyrolle	2007	$276,289	$0	$520,035	$35,250	$16,304	$847,878
Executive Vice President,	2006	$245,459 (6)	$0	$419,306	$85,295	$12,295	$762,355
Worldwide Sales & Marketing, MVSD
Richard A. Morin	2007	$248,469	$25,000	$294,693	$26,250	$8,943	$603,355
Chief Financial Officer,	2006	$228,100	$0	$329,086	$62,000	$8,608	$627,794
Senior Vice President, and Treasurer

(1)	Salary and bonus amounts are presented in the year earned. The payment of such amounts may have occurred in other years.

(2)	Represents the amount recognized by Cognex as an expense in the specified year for financial reporting purposes pursuant to FAS 123R with respect to options, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions but including the benefit for actual forfeitures. Amounts include awards granted in the specified year as well as prior to that year. The methodology and assumptions used to calculate the cost of each named executive officer’s outstanding option grants for the specified year are described in Note 13, “Stock-Based Compensation” appearing on page 56 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. No stock option grants to a named executive officer were forfeited in 2007 or 2006, except for 513,748 shares forfeited by Mr. Hoffmaster in 2007 in connection with his resignation from Cognex. The amount recognized by Cognex as an expense in 2007 for Mr. Hoffmaster includes a benefit of $194,231 related to these forfeited shares.

(3)	Amounts listed in this column for 2007 that individually exceed $10,000 include:

•	separation payments of $263,846 to Mr. Hoffmaster in connection with his resignation from Cognex; and

•	relocation payments of $14,714 and payments of $1,590 for tax services attributable to Mr. Ceyrolle’s relocation from France to the United States upon his promotion to Executive Vice President of Worldwide Sales and Marketing, MVSD in 2006.

Amounts listed in this column for 2006 that individually exceed $10,000 include:

•	payments of $12,295 made by Cognex related to a leased automobile for Mr. Ceyrolle while he was based in France, and prior to his promotion to Executive Vice President of Worldwide Sales and Marketing, MVSD. These payments were made in Euros; due to fluctuations in the conversion rate between Euros and

U.S. Dollars (USD), the amount in the “All Other Compensation” column reflects an average Euro/USD conversion rate of 1.2421 for the months of 2006 that Mr. Ceyrolle was in France rather than the USD equivalent at the time the payments were made.

(4)	Dr. Shillman elected to forgo his base salary of $350,000 in both 2007 and 2006, as well as his annual bonus of $52,500 and $130,200 in 2007 and 2006, respectively, and, as requested by him, we donated these amounts to a public charity. Although these amounts were donated, they are included in the amount shown in the “Total Compensation” column.

(5)	Mr. Hoffmaster, our former President and Chief Operating Officer, resigned from Cognex effective March 27, 2007.

(6)	A portion of Mr. Ceyrolle’s salary for 2006 of $245,459 was paid in Euros, which is attributable to his employment with Cognex in France, and the remainder was paid in U.S. Dollars (USD), which is attributable to his employment with Cognex in the United States upon his promotion to Executive Vice President of Worldwide Sales and Marketing, MVSD duing 2006. Due to fluctuations in the conversion rate between Euros and USD, the amount in the “Salary” column reflects an average Euro/USD conversion rate of 1.2421 for the months of 2006 that Mr. Ceyrolle was in France rather than the USD equivalent at the time the salary was paid.

Grants of Plan-Based Awards Table — 2007

The following table sets forth information on non-equity incentive plans and option grants to our named executive officers in fiscal 2007.

	Estimated Possible Payout					All Other		Exercise or
	Under Non-Equity Incentive Plans(1)					Option Awards:		Base Price of	Grant Date
	Grant					Number of Securities		Option Awards	Fair Value of
Name	Date	Threshold	Target	Maximum		Underlying Options		(per Share)	Option Awards(2)

Robert J. Shillman	—	$0	$210,000	$630,000
	1/29/07					42,500	(3)	$21.66	$358,381
James F. Hoffmaster	—	$0	$0	$0	(5)
	1/29/07					49,500	(3)(4)	$21.66	$417,409
Eric A. Ceyrolle	—	$0	$141,000	$282,000		0	(6)
Richard A. Morin	—	$0	$105,000	$210,000
	1/29/07					31,500	(3)	$21.66	$265,624

(1)	These columns indicate the range of payouts targeted for 2007 performance under Cognex’s annual bonus program as described under “Compensation Discussion and Analysis.” The actual payout with respect to 2007 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	The methodology and assumptions used to calculate the grant date fair value of the options granted to each named executive officer in 2007 is described in Note 13, “Stock-Based Compensation” appearing on page 56 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(3)	These options have a ten-year term and became exercisable in four equal annual installments commencing on January 29, 2008.

(4)	Mr. Hoffmaster, our former President and Chief Operating Officer, resigned from Cognex effective March 27, 2007, and these options were forfeited by Mr. Hoffmaster on that day.

(5)	Mr. Hoffmaster did not receive an annual bonus for 2007 because he was not an employee of Cognex at the time his bonus would have been paid.

(6)	In 2006, Mr. Ceyrolle was granted a larger number of options with an extended vesting period in connection with his promotion during the year to Executive Vice President of Worldwide Sales and Marketing, MVSD. Based on that fact, the Compensation/Stock Option Committee has determined that Mr. Ceyrolle is not eligible to participate in Cognex’s annual option grants until fiscal year 2010.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Compensation to our named executive officers consists primarily of salary, bonus and stock option awards. Total compensation also includes benefits consistent with our “Work Hard, Play Hard” culture that recognize employee achievement and encourage new levels of success, such as Perseverance Awards, which reward employee longevity, commitment, and loyalty. Cognex’s executive compensation policies, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.”

In particular, for 2007, the annual salary increase for each of our named executive officers, which ranged from 0% to 4.5%, was individually approved by the Compensation/Stock Option Committee and took effect on July 1, 2007 (this range may not be able to be recalculated based upon the salaries set forth in the Summary Compensation Table because salary changes, such as annual increases and promotion increases, take place during the fiscal year). Dr. Shillman elected to forgo his base compensation of $350,000 for 2007, and, as requested by him, we donated this amount to a public charity.

Total compensation for Mr. Hoffmaster, who resigned from Cognex effective March 27, 2007, includes separation payments totalling $263,846. These payments were made by Cognex in accordance with the terms of a separation agreement entered into by Cognex with Mr. Hoffmaster on April 9, 2007, which provided for salary continuation for a period of 12 months (subject to earlier termination in the event that Mr. Hoffmaster breached any agreement with Cognex or commenced full-time employment).

Cognex provides each named executive officer with the opportunity to earn a cash bonus pursuant to a performance-based annual bonus program. The Compensation/Stock Option Committee approves the target bonus for each named executive officer. The named executive officer may earn his bonus based on the achievement of certain financial goals set forth in Cognex’s annual budget related to operating income as a percentage of revenue (we refer to this metric as “operating margin”), and on the achievement of individual performance goals, which are also established annually. For 2007, the target bonus for Dr. Shillman was $210,000, with the opportunity to earn 0-300% of this amount; the target bonus for Mr. Ceyrolle was $141,000, with the opportunity to earn 0-200% of this amount; and the target bonus for Mr. Morin was $105,000, with the opportunity to earn 0-200% of this amount.

During 2007, Cognex’s actual operating margin, excluding stock option expense, was 17%, which was below the 20% minimum threshold established by the Compensation/Stock Option Committee. Given the perseverance and enthusiasm demonstrated by our employees, including our named executive officers, during a challenging year for Cognex, in September 2007 the Compensation/Stock Option Committee approved the payment of up to 25% of each employee’s target annual bonus if our company met new operating margin targets in the third and fourth quarters of 2007. This new operating target, excluding stock option expense, was 18%. The actual operating margin, excluding stock option expense, in the third and fourth quarters of 2007 was 18% and 22%, respectively. As a result, each employee, including our named executive officers, was eligible to receive up to 25% of the pro-rata portion of his or her target bonus (i.e. no employee had the opportunity to achieve more than 25% of his or her target bonus). The bonuses paid to the named executive officers are set forth above in the Summary Compensation Table. Mr. Morin received an additional cash bonus of $25,000 for 2007 related to extra duties he assumed during the year. Mr. Hoffmaster did not receive an annual bonus for 2007 because he was not an employee of Cognex at the time his bonus would have been paid. Dr. Shillman elected to forgo his annual bonus of $52,500 for 2007, and, as requested by him, we donated this amount to a public charity.

The stock options granted in 2007 to our named executive officers are consistent with the vesting schedules and expiration dates of the majority of the options granted to employees during the year. A total of approximately 1,400,000 options were granted to Cognex employees for recognition of services rendered in fiscal year 2007.

Our named executive officers are only entitled to the same benefits that are otherwise available to all employees. Benefits which are available to all employees generally include company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

Table of Outstanding Equity Awards at Fiscal Year-End — 2007

The following table sets forth the number of options to purchase shares of our common stock held by the named executive officers at December 31, 2007. Mr. Hoffmaster resigned from Cognex effective March 27, 2007 and, as a result, any unexercised options held by Mr. Hoffmaster expired prior to December 31, 2007.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	(Exercisable)	(Unexercisable)	Price	Date	Footnote

Robert J. Shillman	62,400	0	$28.95	4/27/09	(1)
	2,250	0	$22.69	3/13/11	(2)
	39,200	0	$24.66	6/25/11	(3)
	41,250	0	$21.20	4/2/13	(4)
	102,500	12,500	$31.94	2/25/14	(5)
	5,000	0	$29.35	7/22/14	(6)
	35,000	0	$30.81	12/14/14	(7)
	25,000	25,000	$25.02	1/10/15	(8)
	60,000	0	$18.13	12/21/15	(9)
	11,875	35,625	$29.38	1/30/16	(10)
	24,000	0	$21.74	2/11/12	(11)
	0	42,500	$21.66	1/29/17	(12)
Eric A. Ceyrolle	1,071	0	$22.69	3/13/11	(2)
	20,000	0	$21.74	2/11/12	(11)
	19,000	0	$28.95	4/27/14	(13)
	17,000	0	$30.81	12/14/14	(14)
	5,000	0	$18.13	12/21/15	(15)
	14,332	71,668	$24.60	8/21/16	(16)
	22,500	0	$21.20	2/4/18	(17)
	0	32,500	$28.67	1/5/19	(18)
	0	22,500	$25.02	1/10/20	(19)
	0	22,500	$29.38	1/30/21	(20)
Richard A. Morin	18,250	0	$21.20	4/2/13	(4)
	16,250	16,250	$25.02	1/10/15	(8)
	17,000	0	$30.81	12/14/14	(9)
	8,750	26,250	$29.38	1/30/16	(10)
	4,000	0	$21.74	2/11/12	(11)
	0	31,500	$21.66	1/29/17	(12)
	80,000	0	$26.19	2/23/09	(21)
	11,250	0	$24.04	1/21/12	(22)
	13,000	0	$18.13	12/21/15	(23)
	24,375	8,125	$31.94	2/25/14	(24)

(1)	This option became exercisable in three equal annual installments commencing on April 27, 2002.

(2)	This option became exercisable in one installment on April 1, 2002.

(3)	This option became exercisable in one installment on January 1, 2002.

(4)	This option became exercisable in four equal annual installments commencing on January 1, 2004.

(5)	Options to purchase 50,000 shares became exercisable in four equal annual installments commencing on January 1, 2005, and options to purchase 65,000 shares became exercisable in one installment on January 1, 2005.

(6)	This option became exercisable in one installment on July 22, 2005.

(7)	This option became exercisable in one installment on April 27, 2004.

(8)	This option became exercisable in four equal annual installments commencing on January 1, 2006.

(9)	This option became exercisable in one installment on April 27, 2005.

(10)	This option became exercisable in four equal annual installments commencing on January 1, 2007.

(11)	This option became exercisable in four annual installments as follows: 40% on January 1, 2003, and 20% on each January 1st for the subsequent three years.

(12)	This option became exercisable in four equal annual installments commencing on January 29, 2008.

(13)	This option became exercisable in three annual installments. The first and second installments, each for 1,000 shares, became exercisable on April 27, 2003 and April 27, 2004, respectively, and the third installment for 17,000 shares became exercisable on April 27, 2005.

(14)	This option became exercisable in one installment on April 27, 2006.

(15)	This option became exercisable in five annual installments. The first four installments, each for 3,000 shares, became exercisable on April 27, 2003 and on each April 27th for the subsequent three years. The fifth installment for 5,000 shares became exercisable on April 27, 2007.

(16)	This option became exercisable in six equal annual installments commencing on August 21, 2007.

(17)	This option became exercisable in one installment on January 1, 2007.

(18)	Options to purchase 22,500 shares became exercisable in one installment on January 1, 2008, and options to purchase 10,000 shares became exercisable in one installment on January 5, 2008.

(19)	This option becomes exercisable in one installment on January 1, 2009.

(20)	This option becomes exercisable in one installment on January 1, 2010.

(21)	This option became exercisable in five annual installments as follows: 10% on February 23, 2000, 15% on February 23, 2001, and 25% on each February 23rd for the subsequent three years.

(22)	This option became exercisable in four equal annual installments commencing on January 21, 2003.

(23)	This option became exercisable in two annual installments. The first installment for 4,000 shares became exercisable on April 27, 2005, and the second installment for 13,000 shares became exercisable on April 27, 2006.

(24)	This option became exercisable in four equal annual installments commencing on January 1, 2005.

Option Exercises and Stock Vested Table — 2007

The following table sets forth the amounts realized in fiscal 2007 by the named executive officers as a result of option exercises.

	Option Awards
	Number of
	Shares Acquired	Value Realized
Name	on Exercise	on Exercise(1)

Robert J. Shillman	0	$0
James F. Hoffmaster	25,000	$13,328
Eric A. Ceyrolle	0	$0
Richard A. Morin	0	$0

(1)	The value realized on exercise represents the difference between the exercise price of the stock options and the trading price of our common stock on Nasdaq upon the sale of the stock, multiplied by the number of shares underlying the option exercised.

Nonqualified Deferred Compensation Table — 2007

The following table sets forth certain information regarding Cognex’s Supplemental Retirement and Deferred Compensation Plan, effective as of April 1, 1995. Dr. Shillman is the only named executive officer who has participated in this plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
Name	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year End

Robert J. Shillman	$0	$0	$152,596	$0	$835,543	(1)
James F. Hoffmaster	—	—	—	—	—
Eric A. Ceyrolle	—	—	—	—	—
Richard A. Morin	—	—	—	—	—

(1)	Includes employee contributions that have been reflected in Summary Compensation Tables for fiscal years 2001 and prior and related earnings, as applicable. Cognex has not made any contributions to the plan.

Cognex’s Supplemental Retirement and Deferred Compensation Plan is an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees. No further contributions are allowed under the plan. Each participant in the plan may direct how his account should be deemed invested among such categories of deemed investments as may be made available by Cognex, and may change his investment selections at any time. During 2007, Dr. Shillman’s deferred compensation was invested in two mutual funds: The American Century Ultra Fund and the Fidelity Advisor Growth Opportunities Fund. Earnings are the result of dividend distributions made by the American Century Ultra Fund, and unrealized gain or losses of assets in both funds. For 2007, Dr. Shillman’s balance in the American Century Ultra Fund increased by approximately 22%, and his balance in the Fidelity Advisor Growth Opportunities Fund increased by approximately 23%.

If the participant’s employment with Cognex is terminated by the participant or due to his death or disability, an aggregate amount equal to the participant’s account will be paid in a single lump sum. The participant will also be entitled to a lump sum payment following a change of control of Cognex or upon an application of financial hardship of the participant which is accepted by Cognex. Upon the retirement of the participant, the participant may receive his account balance in a lump sum or in annual installments made over a period elected by the participant, but not to exceed five years.

Potential Payments Upon Termination or Change of Control

On April 18, 2007, the Compensation/Stock Option Committee of our Board of Directors approved the amendment of all stock option agreements covering unvested options held by our Directors, including Dr. Shillman, to provide for such options to vest immediately upon a “change of control” of Cognex, which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction. The Compensation/Stock Option Committee also approved the amendment of all stock option agreements covering unvested options held by Mr. Ceyrolle and Mr. Morin such that any unvested options held by each of them will become fully vested if the following two conditions are met: (1) there is a “change of control” of Cognex; and (2) within 12 months following the change of control, such execuctive officer’s employment is involuntarily terminated by the surviving entity. All future option agreements with our Directors and named executive officers are expected to include similar provisions.

The following table indicates the amount of unvested shares held by each individual that would have become fully exercisable assuming that with respect to Dr. Shillman, a change in control of Cognex occurred at December 31, 2007, and with respect to Messrs. Ceyrolle and Morin, the termination of his employment occurred in the circumstances described above at December 31, 2007. These amounts are estimates only and do not necessarily reflect the actual number of shares that would accelerate or their value, which would only be known at the time that the individual becomes entitled to the accelerated vesting of his options.

	Number of	Value of
	Option Shares	Option Shares
	That Would Have	That Would Have
Name	Accelerated Vesting	Accelerated Vesting(1)

Robert J. Shillman	115,625	$0
Eric Ceyrolle	149,168	$0
Richard A. Morin	82,125	$0

(1)	Amount calculated based on the positive difference, if any, between the closing price of our common stock on Nasdaq on December 31, 2007, or $20.15, and the exercise prices for such options.

Additionally, Dr. Shillman is entitled to his account balance in Cognex’s Supplemental Retirement and Deferred Compensation Plan under certain circumstances upon the termination of his employment with Cognex, which is detailed in the Nonqualified Deferred Compensation Table earlier in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Cognex’s audited financial statements for the fiscal year ended December 31, 2007. The Audit Committee acts pursuant to a written charter. Each of the members of the Audit Committee qualifies as an “independent” Director under the applicable listing standards of Nasdaq and rules of the SEC.

The Audit Committee has reviewed and discussed Cognex’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton LLP, Cognex’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which provides that certain matters related to the conduct of the audit of Cognex’s financial statements are to be communicated to the Audit Committee. The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 relating to the independent registered public accounting firm’s independence from Cognex, has discussed with the independent registered public accounting firm their independence from Cognex, and has considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Cognex’s audited financial statements be included in Cognex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The foregoing report has been approved by all members of the Audit Committee.

AUDIT COMMITTEE

Theodor Krantz, Chairman
Edward J. Smith
Reuben Wasserman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On September 5, 2007, Ernst & Young LLP was dismissed and, on September 7, 2007, Grant Thornton LLP was appointed as our independent registered public accounting firm. The decision to change auditors was unanimously approved by the Audit Committee.

The reports of Ernst & Young on our financial statements for the years ended December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2006 and 2005, and the subsequent interim period through September 5, 2007, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreements in connection with its reports. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the fiscal years ended December 31, 2006 and 2005, or the subsequent interim period through September 5, 2007.

During the fiscal years ended December 31, 2006 and 2005, and the subsequent interim period through September 5, 2007, Cognex did not consult with Grant Thornton regarding either:

•	the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Cognex’s financial statements, and neither a written report was provided to Cognex nor oral advice provided that Grant Thornton concluded was an important factor considered by Cognex in reaching a decision as to any accounting, auditing or financial reporting issue; or

•	any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee has not yet appointed an independent registered public accounting firm to examine the consolidated financial statements of Cognex and its subsidiaries for the fiscal year ended December 31, 2008. A representative of Grant Thornton is expected to be present at our Special Meeting in Lieu of the 2008 Annual Meeting of Shareholders, and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions. Representatives of Ernst & Young are not expected to be present at the meeting.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees charged or expected to be charged by Grant Thornton for services rendered in auditing our annual financial statements for the fiscal year ended December 31, 2007 and reviewing our financial statements included in our quarterly report on Form 10-Q for the third quarter of 2007, as well as the fees charged or expected to be charged by Grant Thornton for other professional services rendered during 2007 are as follows:

Fees for fiscal 2007 (for services rendered September 7, 2007 through December 31, 2007):

Audit Fees	$1,056,449
Audit-Related Fees	$0
Tax Fees:
Tax Compliance, Planning and Preparation	$0
Tax Consulting, Advisory and Other Services	$0

Total Tax Fees	$0
All Other Fees	$0

The aggregate fees charged by Ernst & Young for services rendered in reviewing the financial statements included in our quarterly reports on Form 10-Q for the first and second quarters of 2007, as well as the fees charged by Ernst & Young for other professional services rendered during 2007 through September 5, 2007 are as follows:

Fees for fiscal 2007 (for services rendered January 1, 2007 though September 5, 2007):

Audit Fees	$89,104
Audit-Related Fees (includes consultations on accounting matters)	$100,000
Tax Fees:
Tax Compliance, Planning and Preparation	$19,600
Tax Consulting, Advisory and Other Services	$12,800

Total Tax Fees	$32,400
All Other Fees	$0

The aggregate fees charged by Ernst & Young for services rendered in auditing our annual financial statements for the fiscal year ended December 31, 2006 and reviewing the financial statements included in our quarterly reports on Form 10-Q for 2006, as well as the fees charged by Ernst & Young for other professional services rendered during 2006 are as follows:

Fees for fiscal 2006:

Audit Fees	$1,235,373
Audit-Related Fees (includes accounting consultations on audit matters and in connection with acquisitions)	$18,500
Tax Fees:
Tax Compliance, Planning and Preparation	$0
Tax Consulting, Advisory and Other Services	$18,990

Total Tax Fees	$18,990
All Other Fees	$0

Pre-approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services and non-audit services provided by Cognex’s independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for Cognex if:

•	the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of revenues paid by us to the independent registered public accounting firm during the fiscal year in which such non-audit services were provided;

•	those services were not recognized at the time of the engagement to be non-audit services; and

•	those services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

All of the audit-related, tax and all other services provided to Cognex by Ernst & Young, for fiscal year 2006 and for fiscal year 2007 through September 5, 2007, were approved by the Audit Committee by means of either specific approval or pursuant to the procedures contained in the pre-approval policy. All non-audit services provided for fiscal years 2007 and 2006 were reviewed by the Audit Committee, which concluded that the provision of those services was compatible with maintaining the independent registered public accounting firm’s independence.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation/Stock Option Committee during 2007 were Mr. Fishman and Mr. Wasserman. Neither member has served as an officer or employee of Cognex or any of its subsidiaries, nor had any business relationship or affiliation with Cognex or any of its subsidiaries other than his service as a Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June 2000, Cognex became a limited partner in Venrock Associates III, L.P., a venture capital fund. Cognex has committed to a total investment in the limited partnership of up to $20,500,000, with an expiration date of December 31, 2010. We do not have the right to withdraw from the partnership prior to December 31, 2010. As of December 31, 2007, we had contributed $19,488,000 to the partnership. Mr. Sun, a member of our Board of Directors, is a managing general partner of Venrock Associates. In the Board’s opinion, Cognex’s relationship with Venrock Associates will not interfere with Mr. Sun’s exercise of independent judgment in carrying out his responsibilities as a Director of Cognex.

In accordance with its charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and Directors and persons owning more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than 10% holders of our common stock are required by SEC regulations to furnish us with copies of all forms they file with the SEC under Section 16(a).

Based solely on copies of such forms furnished to us as provided above, we believe that during fiscal 2007, all Section 16(a) filing requirements applicable to our officers, Directors and owners of greater than 10% of our common stock were complied with.

ADDITIONAL INFORMATION

Deadlines for Submission of Shareholder Proposals

Under regulations adopted by the SEC, any proposal submitted for inclusion in our proxy statement relating to our 2009 Annual Meeting of Shareholders must be received at our principal executive offices in Natick, Massachusetts on or before November 5, 2008. Our receipt of any such proposal from a qualified shareholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusion.

In addition to the SEC’s requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals regarding the election of Directors, are to be considered at the 2009 Annual Meeting of Shareholders, notice of them whether or not they are included in our proxy statement and form of proxy, must be given by personal delivery or by U.S. mail, postage prepaid, to the Secretary of Cognex Corporation on or before February 13, 2009. The notice must set forth:

•	information concerning the shareholder, including his or her name and address;

•	a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the matter specified in the notice; and

•	such other information as would be required to be included in a proxy statement soliciting proxies for the presentation of such matter to the meeting.

Shareholder proposals with respect to the election of Directors must also contain other information set forth in our by-laws. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals subject to the SEC’s rules governing the exercise of this authority. We suggest that any shareholder proposal be submitted by certified mail, return receipt requested.

Notice of Amendments to By-Laws

On November 21, 2007, our Board of Directors approved amendments to Sections 8.3 and 8.5 of our by-laws to allow for the issuance and transfer of uncertificated shares of our common stock. The purpose of these amendments was to ensure that we would be eligible to participate in a Direct Registration Program, as required by Nasdaq Rule 4350. The full text of the amendments is included as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on November 26, 2007.

On March 1, 2008, our Board approved amendments to Section 3.4 of our by-laws to explicitly provide that, in addition to traditional delivery methods, notice of a meeting of shareholders may be delivered to a shareholder by electronic transmission in a manner specified to us by the shareholder. Our Board also amended Section 3.7 of our by-laws to explicitly provide that a shareholder’s proxy may be transmitted by facsimile or other electronic means in a manner complying with applicable law. The full text of the amendments is included as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on March 3, 2008.

Other Matters

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Expenses and Solicitation

The cost of this solicitation will be borne by Cognex. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of Cognex (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telegraph and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at our expense.

Form 10-K Report

We will provide each beneficial owner of our common stock with a copy of our annual report on Form 10-K, including the financial statements and schedules to such report, required to be filed with the SEC for our most recent fiscal year, without charge, upon receipt of a written request from such person. Such request should be sent to Department of Investor Relations, Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

By Order of the Board of Directors

Anthony J. Medaglia, Jr., Secretary

Natick, Massachusetts
March 5, 2008

COGNEX CORPORATION
ONE VISION DR.
NATICK, MA 01760
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Cognex Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cognex Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	COGNE1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COGNEX CORPORATION

Vote on Directors		For	Withhold	For All	To withhold authority to vote for any individual
1.	Election of three directors for terms of three years.	All	All	Except	nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees:

(01) Patrick A. Alias
	(02) Jerald G. Fishman (03) Theodor Krantz	☐	☐	☐

2.	In their discretion, the proxies are authorized to consider and act upon any other business which may properly come before the meeting or any adjournment or postponement thereof.
Please sign exactly as your names(s) appear(s) on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box			☐
and write them on the back where indicated.

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 17, 2008:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY	COGNEX CORPORATION
Special Meeting in Lieu of
2008 Annual Meeting of Shareholders
April 17, 2008
The undersigned hereby appoints Robert J. Shillman and Anthony J. Medaglia, Jr., and each of them, with full power of substitution, proxies to represent the undersigned at the Special Meeting in Lieu of the 2008 Annual Meeting of Shareholders of COGNEX CORPORATION to be held on April 17, 2008 at 10:00 a.m. local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, and at any adjournment or postponement thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, all of the shares of common stock, par value $0.002 per share, of COGNEX CORPORATION held of record by the undersigned as of the close of business on February 22, 2008, upon such business as may properly come before the meeting, including the following:
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.
PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on reverse side)